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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): June 7, 2004

                          COMMISSION FILE NO.: 0-26823

                        ALLIANCE RESOURCE PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                        73-1564280
(STATE OR OTHER JURISDICTION OF                (IRS EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)


           1717 SOUTH BOULDER AVENUE, SUITE 600, TULSA, OKLAHOMA 74119
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 (918) 295-7600
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         Mettiki Coal (WV), LLC has proposed a long-wall underground mine extension (the "E-Mine") to be located primarily in Tucker County, West Virginia, which will eventually replace the Partnership's Mettiki Coal, LLC existing long-wall mine (the "D-Mine") located in Garrett County, Maryland. The proposed E-mine is approximately 10 miles from Mettiki Coal's D-Mine. In order to proceed with the development of the E-Mine, Mettiki Coal (WV) filed two separate permit applications with the West Virginia Department of Environmental Protection ("WVDEP") concerning on-site disposal of scalp rock and underground mining, each requiring an associated water discharge permit. The Partnership was notified on April 16, May 13, May 26, and June 7, 2004, that WVDEP had approved the permits for on-site disposal of scalp rock, underground mining, water discharge related to the operation of the scalp rock disposal facility, and water discharge related to the operation of the underground mine, respectively.

         The scalp rock permit that was issued recently by WVDEP is no longer subject to appeal, while the underground mining permit is still subject to appeal by a third-party intervener. Any such appeal of the underground mining permit will be directed to the West Virginia Surface Mine Board ("SMB"), while the two water discharge permits may be appealed to the West Virginia Environmental Quality Board (the "EQB"). The EQB and SMB are five- and seven-member boards, respectively, both of which typically hear appeals regarding the issuance or denial of permits, permit conditions, or enforcement actions within several months from the date of appeal. Decisions are normally rendered within several weeks after an administrative hearing has been concluded. In the event of an appeal by a third-party intervener of the WVDEP's approval of the relevant permit applications, management believes the WVDEP's approval of the permit applications will be upheld by the SMB and/or the EQB, as applicable.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


     ALLIANCE RESOURCE PARTNERS, L.P.


By:  Alliance Resource Management GP, LLC,
     its managing general partner


By:  /s/ Joseph W. Craft III
     -----------------------
     Joseph W. Craft III
     President and Chief Executive Officer


Date: June 8, 2004


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